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The following is a transcript of a conference call held by Business Objects, S.A. on July 31, 2003.

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

BOBJ - Q2 2003 Business Objects Earnings Conference Call

Event Date/Time: Jul. 31, 2003/1:30PM PT
Event Duration: 1 hr 45 min

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BOBJ – Q2 2003 Business Objects Earnings Conference Call

CORPORATE PARTICIPANTS

John Olsen
Business Objects - President and COO

Don Markley
Business Objects - Director of Investor Relations

Jim Tolonen
Business Objects - CFO, SVP

Bernard Liautaud
Business Objects - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Ed Maguire
Merrill Lynch Global Securities

Kash Rangan
Wachovia

Imran Khan
Fulcrum Global Partners

Michael Briest
UBS Warburg

Bill Dauphinais
Thomas Weisel Partners

Rob Tholemeier
RWC Research

John Segrich
Goldman Sachs & Company

Nathan Schneiderman
Wedbush Morgan Securities

Patrick Mason
Pacific Growth Equities

Brandon Osten
Sprott Securities

Paul Rodriguez

David Wright
BMO Nesbitt Burns

Mohamed Moawalla
Goldman Sachs

Adam Holt
J.P. Morgan

Jeff Fan
UBS Warburg

Simon Andrews
Lehman Brothers

Grant Tanaka
Tanaka Capital Management

Ross McMillan
Morgan Stanley

Frank Sparacino

First Analysis Securities Corp.

Katrina Fallon
Piper Jaffray

David Beck
RBC Capital Markets

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PRESENTATION

Operator

Good afternoon. My name is Jeff and I will be your conference facilitator today. At this time I would like to welcome everyone to the Business Objects second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during that time, simply press star then the number one on your telephone key pad. If you would like to withdraw your question, press star then the number 2 on your telephone key pad. Thank you. I would now like to turn the conference over to Don Markley, Director of Investor Relations. Please go ahead, sir.

Don Markley - Business Objects - Director of Investor Relations

Thank you. Welcome to our conference call for the second quarter 2003 earnings announcement. This call may not be reproduced in whole or in part without the written permission of the company.

This quarter we have a set of slides to accompany the speakers’ comments. You may access those slides by going to the investors section of our website at www.businessobjects.com and clicking on the conference call link.

On the call today are Business Object’s Chief Executive Officer, Bernard Liautaud; our President and Chief Operating Officer, John Olson; and our Chief Financial Officer, Jim Tolonen.

Before we begin, I would remind you that during the course of today’s call, our executives will make projections and other forward-looking statements. In particular statements regarding the business outlook and future financial and operating results. We wish to caution you that such statements are just predictions based on management’s current expectations and beliefs and that actual events or results may differ materially. We refer you to documents accompanying our filings with the Securities and Exchange Commission including the 10Q for the quarter ended March 31st, 2003 and the 10K for the year ended December 31st, 2002. These documents identify important risk factors that could cause actual results to differ materially from those contained in our forward- looking statements. We caution you that the company assumes no duty to confirm, update or revise the financial forecast for the quarter or year or any other forward-looking information contained in this call as a result of new developments or other events.

Finally, we ask that during the question and answer session you restrict yourself to one question and one follow-up. Now I’ll turn the call over the Jim Tolonen.

Jim Tolonen - Business Objects - CFO, SVP

Thank you, Don. I want to welcome everyone and thank you for joining us for our Q2 2003 earnings conference call.

Overall, we had a very successful second quarter. Total revenue for the quarter was $129 million which was the highest quarterly revenue in the company’s history. This compares to $111.2 million for the same second quarter last year with 16% year-over-year total revenue increase. Software license revenues were 49% of total revenue and 438 new customers were added this quarter. We generated $11.5 million of net income for our shareholders which was 18 cents per share.

Software license revenues were $62.7 million, a 3% increase over the year earlier second quarter and a 12% sequential increase in this seasonally strong second quarter. Software maintenance revenues were $48.4 million, a 37% year-over-year increase. Professional services, which include consulting, education, and other revenue, was $17.9 million, a 20% increase over the prior year, resulting in overall services revenue of $66.3 million, up 32% year over year.

Revenue growth by geographic region was: Europe, up 34% in U.S. dollars; the Americas, down 1%; Japan, up 15% in U.S. dollars; and Asia Pacific, up 71%. Measured in local currency, Europe was up 3% year to year in euros. And Japan was up 8% year to year in yen. This is the first time in six quarters that our European business has shown year-over-year revenue growth as measured in local currency.

As a side note, both our second quarter 2003 reported revenues and our expenses were approximately $2 million greater than using average exchange rates in effect during the first quarter of 2003. And approximately $11 million greater than using average exchange rates in effect in the second quarter of last year. Again, because non-U.S. denominated revenues and expenses were approximately equal, the exchange rate effect was immaterial at the operating profit level.

The total gross margin for the quarter was over 83%, which is up slightly due to the increase in license revenue in the mix, as well as the relative increases in software maintenance and professional services revenue and associated margins. Operating expenses for the quarter were just under 72% of revenue compared to 74% of revenue in the prior year’s second quarter. Which, as you may remember did include approximately 3 percentage points of restructuring charges.

Product development, investments increased by approximately 3% of revenue and G&A by 2%. These increases were offset by decreases in sales and marketing by 4% of revenue compared with the year-ago quarters’ rates.

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

For this quarter, sales and marketing expenses were $58.3 million, or quarter, but flat in constant currency. Product development expenses were $23.5 million, or 18% of revenue, which is a 37% increase from the year-ago quarter, although a year-to-year 19% growth and flat sequentially in constant currency. General and administrative expenses were $10.6 million, or 8% of revenue, a 48% increase from the prior year’s second quarter, and a 35% growth in constant currency. Operating profit for this our second quarter was $15 million or 12% of revenue. Other income was $3.6 million compared to $8.9 million in the prior year, which included approximately $7.4 million of net patent infringement settlement income. Our tax rate remained at a constant 38% resulting in a net income of $11.5 million or 18 cents per share on 64.5 million fully diluted shares outstanding.

On the balance sheet, cash, cash equivalents and short-term investments ended the quarter at $363 million, an increase of $34 million in cash this quarter, of which approximately $20 million was from positive rate exchange impact. Our days sales outstanding ended the quarter at 57 days, better than our stated target of 60 to 70 days. And also during the quarter, deferred revenue continued to climb, generating cash and increasing by $9 million to a record $103 million on the strength of our continued customer renewals and maintenance services.

In summary, it was a very good quarter. Not only were we able to achieve 16% year-over-year revenue growth in a continued difficult political and economic and political environment, but we also continued to gain new market penetration as approximately 57% of all licensed shipments were either from new customers or for new applications at our existing customers’ sites. We also continued to maintain our healthy day sales outstanding rates, and we significantly strengthened our balance sheet.

In addition, of course, Enterprise 6 and Performance Manager Shift, and, of course, in July just after the of the quarter, we concluded the agreement to acquire Crystal Decisions, who also reported a very good June quarter.

Now, before I give guidance for the third quarter of 2003, I would like to read this statement — The following information concerning our forecasts for both the current quarter and plans for the full year represent our outlook only as of the date hereof, and we undertake no obligation to update or revise any financial forecasts or other forward-looking statements as a result of new developments or otherwise.

In the third quarter of 2003, the current quarter, we expect revenue of between 121 and $124 million, and earnings per share and ADS fully diluted of between 14 cents and 17 cents. And this reflects approximately a 5% sequential revenue reduction consistent with our seasonally weak third quarter. Due to the difficulty of predicting the timing and impact of our pending acquisition of Crystal Decisions, we are not giving fourth quarter or full-year estimates at this time.

I will now turn the call over to our President and Chief Operating Officer, John Olsen, for some additional information on our customers and products. John?

John Olsen - Business Objects - President and COO

Thanks, Jim. I’d also like to welcome everyone to the call. During the quarter, we continued to build the business with 438 new customers, as Jim said, bringing our total customer count to over 18,000. Our mix for the quarter was 43% from repeat customers and 57% from new customers. We did 60% of the business direct and 40% indirect, which is in line with quarter one. Our large deals were an important component of the business with seven deals over a million and 55 deals between 200K and a million.

Revenue contribution by geography with Europe, 49%. Americas, 44%, and the rest of the world, 7%. Europe grew moderately in a tough economy with growth in euros for the first time in a year and a half, and the U.K., Italy, Belgium, and Sweden, and our distribution region each having double-digit revenue growth. We had a number of important deals in Europe, including BMV Paribus, BT Ignite, and Prada, Telecom Italia, Total Fina Elf and United Utilities.

In the Americas, the comparisons were a bit tougher, because in 2002, the Americas grew revenue by over 40%. This quarter, revenue decreased slightly year over year, however we had 4% growth in applications, and a 25% growth in DI. We had a number of significant wins in the Americas, including AOL, BellSouth, U.S. Department of Labor and OTIS elevators.

Japan continued a very good quarter with 8% license growth in yen and 30% growth in services as we continue to see success with our new distributors. Asia Pacific had an excellent performance this quarter with license growing almost 100% from last year and services were up 40%. The success comes from our ability to continue to sign quality resellers, such as IBM Asia South, to continue to service our resellers, and to gain traction using our direct sales force. We had a number of wins this quarter with our direct sales force, including Coca-Cola and Kelster in Australia, Unilever in China, and iFlex in India.

We announced the general availability of Enterprise 6 on May 16th, and in two months’ time, we’ve seen it make a big impact in the field as we have secured many new customers in competitive situations. About 4% of our license revenue this quarter was from E-6, and we have 73 new E-6 customers. We had some significant E-6 customer wins this quarter, including Bank One, Maritz Travel, Otis Elevator, Phelps Dodge, and Wells Fargo.

Take, for example, Otis elevator, the world’s largest provider of elevators and elevator maintenance. After a competitive evaluation, they picked Business Objects over several competitors

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including Cognos. Otis purchased the entire end to end stack of E- 6 products, including Business Objects data integrater, web intelligence and business objects application foundation. Otis has a very successful maintenance and service business and plans to continue this by using E-6 to track, understand and manage its call center and service operations as well as its sales operations.

E-6 also helped us win two significant Enterprise performance management deals over Cognos at Wells Fargo and Tractor Supply. At Wells Fargo, their consumer credit finance department needed a forecasting application with reporting capabilities. The company uses Adaytum as their budgeting and planning tool and wanted to select the best business intelligence solution for reports on profitability, risk, loan performance and so on. After a competitive evaluation against Cognos, Wells Fargo chose Business Object’s E-6 because of its superior access to relational data marks, integration with Excel and because they felt it was a superior solution for their long-term needs.

Another key EPM and Enterprise 6 win was Tractor Supply, the largest retail farm and ranch store in the United States with 2002 revenues surpassing a billion dollars. The company wanted to standardize on one BI solution and was also looking for a BI tool that would allow them to roll out an extranet to their partners and suppliers. The company uses Adaytum for financial planning and budgeting, and Cognos, our key competitor on the deal, focused on finance-centered EPM. However, Business Objects successfully laid out an EPM approach that included finance, as well as several other departments, including marketing, sales, and operations. After showing Enterprise 6, the company selected Business Objects as the new enterprise BI standard.

Our BI Analytics aps business continues its strong upward trend with total revenue of $5.5 million, this is up 21% over last year. We had 64 customers with an average aps deal size of approximately 86K. We saw great success for our Analytics aps modules for businesses that want prepackaged analytics solutions for specific business problems as well as success with our desk board manager product for companies that want to build EPM dashboards for their executives and managers.

Some of the key wins in the analytics applications this quarter included Neimen Marcus, Norwood Promotions Product Company, Puego and the National Health Service of Scotland. For example, Norwood, the world’s largest supplier of commercial products serving more than 16,000 distributors, will use Business Objects to improve their business performance. This is an end to end win for Business Objects as they purchased our entire stack of products. The company purchased all of our analytic modules, customer intelligence, supply chain, finance intelligence, human resource intelligence and products and services intelligence, as well as Business Object’s data integrator. This was, again, a competitive deal against Cognos. It started as a search for a solution to optimize Norwood’s insight into their supply chain to an expanded — to include other areas of analytic insight. Norwood’s primary purchasing driver was the ability to reduce inventory stores through integrated management of their supply and demand chains. For instance, they will use sales and campaign intelligence to more accurately forecast distributor needs and target product promotions to proactively reduce inventory levels.

In addition, supply chain intelligence will help increase the percentage of ontime shipments by understanding what vendors are performing to their contractual agreements. Norwood expects to see significant reduction of their stored inventory that will result in cost savings. And we also enjoyed a great quarter on the dashboard manager side. The products customers use to build dashboards and digital cockpits for its EPM. There were 47 dashboard manager deals in Q2 including Bell South, Commerce Bank and Maxtor. For example, the National Health Service of Scotland selected Dashboard Manager to build dashboards that roll out to hundreds of users to track performance in hospitals and individual doctors across Scotland. It will also allow them to respond to inquiries from the public and public servants about the performance of hospitals.

This dash board will be called the performance assessment framework, and will enable users at the National Health Service to see the relative performance of hospitals through KPIs, as well as spot trends and analyze for fraud using the analytic engines of application foundations.

We had an outstanding quarter with data integration, which accounted for $3.1 million of revenue for the quarter. We had 11 deals over 100-K in data integration license revenue including Reliant Energy, Total, DVB Bank, America Online and Otis Elevator. We are seeing many deals that are stand-alone DI opportunities and plan to aggressively seek these opportunities as they usually lead to end to end BI deals over time.

We are continuing to focus on providing enterprise plus, best of breed data integration technology while at the same time making data integrator a core component of our complete suite.

A few highlights. We want to keep deal at AOL in a competitive situation with Brio and Cognos, AOL was looking to increase its visibility into advertising revenue and performance. This again was end-to-end deal, including data integrater, web intelligence and Business Objects application foundation. Here, multiple departments will use Business Objects including finance, the product group in advertising. For example, in advertising, AOL will set up an extranet to allow its top advertisers to analyze promotion, response, hit rates, conversion rates and so on, so that they can be more effective in advertising.

Cutter and Buck, a leading designer of upscale sportswear and outerwear, extended their deployment with Business Objects this past quarter, purchasing data integrator to vastly simplify and streamline the process of integrating data with their legacy systems infrastructure. Cutter and Buck uses Business Objects to provide

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

business managers with critical performance indicators on sales costs and inventory.

PSO, our Professional Services Organization, had a very good quarter, consulting grew by 38% year on year. And we have continued to increase the consulting backlog. Application deals also continue to represent opportunities for larger contracts, as we’ve said in the past.

Our training continues to contribute to our professional services offerings with customizeable end user web-based training solutions, continuing to offer an avenue for revenue. We’ve also seen growth potential from Knowledge Accelerator, which is a user-based training solution for the broader user community.

So in summary, we’ve launched E-6. It has been launched with more success than we expected with large customer wins and numerous customers. Another statistic that is reflective of this success is that we have been able to sign and implement and have referencable three customers as evidenced by our recent press releases within a month of the availability of this product. We checked to see what other competitors had seen in this area, and what we found was Cognos had issued their first customer success five months after they launch and Microstrategy 11 months. So using any criteria whether it be revenue, competition, or successful customers, E-6 is going very well.

Bernard Liautaud - Business Objects - Chairman and CEO

All right, thank you, John. I’d like to spend a few minutes now discussing our strategic outlook. As you can see from our results, Business Objects is doing well and is in the process of significantly expanding its leadership in the field of enterprise business intelligence. We are very focused on delivering the capabilities to respond to all of the reporting and analytic requirements of the Enterprise. That is what we are best at and is our core competency. We feel that we are in a strong position to deliver on our strategy. We have just demonstrated another quarter of solid performance. Our revenue is up 16%, our license revenue is growing and our operating margins are expanding again.

With the launch of Enterprise 6, our new release, we have entered a brand new and exciting product cycle and we already starting to get great momentum. We are continuing to execute on our strategy for Enterprise Performance Management or EPM. We’re showing new successes on the market with customer deployment and are delivering new products geared specifically at managing, tracking and enhancing Enterprise performance.

Finally, in a defining moment for Business Objects and the business intelligence industry, we have announced the acquisition of Crystal Decisions, the leader in enterprise reporting on July 18.

Let us now talk about Enterprise 6 for a minute. As you know, we have released E-6 mid-May on all major platforms and in seven languages. Enterprise 6 is the major upgrade of all of the products in our business internal suite. The market is receiving Enterprise 6 very positively, according to many dimensions. We have closed $2.7 million of E-6 business in the quarter. We have seen a 30% increase in our win rate in competitive deals, meaning that we’re winning 30% more of the time than with the prior release. We are building a significant pipeline of opportunities for E-6, and we have seen our ASP increase due to the improved product line integration and web deployability.

From a performance perspective, E-6 has demonstrated great results against competition. We recently faced Cognos in a custom benchmark at a customer site. Enterprise 6 against Cognos Series 7 Release 2, the the most current release on identical hardware. The customer used automated tools to measure the number of concurrent users in the average response time. We support almost twice as many users with response time two to three times faster. We recently ran a survey of our intall base focusing on people who had downloaded the new version and on 200 respondents, more than half said that they are planning to expand their deployments of Business Objects because of Enterprise 6. We also saw that 75% of our E-6 sales were to existing customers, and we’re very pleased to see customers planning to purchase additional software from us. The same survey showed that 9 out of 10 of the E-6 customers would recommend it to a colleague, a real testament to the quality of the new release.

We had some significant Enterprise 6 customer wins this quarter, some of them John discussed previously. The product also has been deployed in production at a number of companies, including Sanovas [ph], Jenny Craig and Rubio’s Restaurants. The deployed sites we’ve spoken with have — are very positive on the new release. Everyone likes the web based ad hoc analysis capabilities, the high level of integration across the products, the new interactive reporting capabilities as well as the integration to its popular desk-top tools.

It’s very rare in today’s enterprise software market to have customers upgrade and deploy so quickly, and this validates the quality of the software and the ease of migration. Enterprise 6.0 has been on the market in May, and we’re already planning to launch Enterprise 6.1 in September. Our product group is, therefore, on a new track of execution, delivering high-quality products on a predictable schedule. Version 6.1 includes a number of new enhancements that will further lower the cost of ownership and expand on the functional improvements, enterprise deployability and end-to-end integration delivered in Enterprise 6.

We are introducing multilingual capabilities to facilitate global deployment. We are building on a very strong SAP integration capabilities by offering integration with SAP’s portal. We are also continuing to enhance the performance and scalability of E-6 with incremental improvements of 40% to 200%. E-6.1 will deliver

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

significant all ap enhancements on top of main stream all ap [ph] servers and ACP business warehouse enabling customers to support larger and more complex all ap [ph] deployments.

We are expanding the already popular interactive capabilities of Enterprise 6, and finally, we’re building on our strong end-to-end integration to deliver impact analysis, making it easy for customers to understand and manage changes across the entire BI system.

Let me now move to enterprise performance management, as we have been making important strides in that area. EPM is an important part of our overall strategy. We believe that many organizations will want to use metrics and BI tools to track the enterprise performance. In fact, many of our customers are already doing this today.

As John mentioned earlier, Dashboard Manager is very popular with 47 deals in Q2 up from 24 in the first quarter. We also launched Performance Manager, a new product that helped companies align the organization to strategic goals, use metrics and scorecards to continually monitor process — progress against call. The product supports popular management methodologies, including balance scorecard, total quality management, or custom methodologies based on a customer’s unique approach.

Performance Manager is the first product resulting from the Sundance project initiated a couple of years ago. Performance Manager goes beyond Dashboards to provide an easy-to-use interface for defining and modifying goals. Users can publish goals to individuals or groups while maintaining tight alignment and control. Performance manager also makes possible for an organization to push goals from the most senior executive level to line workers across the entire organization.

Performance Manager’s advanced scorecards provide an easy-to- use interface for tracking and analyzing organizational performance. With Performance Manager’s scorecard, users get an immediate and intuitive view of current status [Inaudible] current performance versus predefined thresholds.

Let me now say a few words about the Crystal acquisition. As you know, on July 18th, we signed a definitive agreement to acquire Crystal. The acquisition was valued at approximately $820 million at the date of signing. The consideration is paid in a mix of cash and equity. The cash consideration is $300 million and the equity consideration is made up of 26.5 million shares. The ownership of the combined entity is distributed with 71% to the Business Object shareholders and 29% to the Crystal Decisions shareholders. The transaction needs to go through the regulatory approvals and is expected to close in Q4 ’03.

Business Objects acquisition of Crystal Decisions brings together two companies that have highly complementary strengths across multiple dimensions, specifically products, channels and international coverage. Through this acquisition, Business Objects becomes the clear revenue leader in business intelligence with more than 33% leadership over the second player. And more than $770 million of revenue for the trailing twelve months ending June 30th, 2003. Business Objects will have the strongest and most complete product line responding to the needs of all users in the enterprise and covering all segments. Business Objects will have a very powerful range of sales channels. We will have significant expansion opportunities through product cross-sales and international expansion.

Finally, and probably most importantly, I believe the company will provide an unmatched value to the customer. This is therefore an extremely appealing combination. This is the combination of two highly respected and recognized leaders for the greater good of the customers in the market. The transaction will be accretive to 2004 consensus EPS before any revenue or cost synergy and before purchase accounting adjustments.

As I mentioned earlier, we believe Business Objects is getting new opportunities for growth. And finally, we believe there are important opportunities for cost synergies in all areas of the business which will translate into cost savings for the combined companies in the order of $25 million for the year 2004. As we mentioned in the past, we expect to file for the proxy in August and to close sometime in Q4.

As a summary, I believe we are well positioned to lead in the BI market going forward. We are creating the leading company in business intelligence by combining two great leaders with a common vision to deliver a complete suite of BI solutions to cover the entire spectrum of needs of the enterprise. Business Intelligence continues to be one of the best, if not the best place to be in the enterprise software industry right now. As customers tend to focus on solutions with fast returns on investments.

Finally, we have a clear and focused strategy centered around and end—to-end best of breed platform designed for enterprise deployment. A complete suite of analytic applications based on a build and buy offering and on open EPA strategy.

Finally, we are now entering a brand new development cycle following the release of Business Objects Enterprise 6. We believe this will generate new revenue opportunities with our existing customers and a stronger overall competitive position on the marketplace. We are therefore very excited about our future. With that, I would like to turn it over to the conference operator who will poll you for your questions.

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QUESTION AND ANSWER

Operator

At this time I would like to once again remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from David Beck of RBC Capital Markets.

David Beck - RBC Capital Markets

Good evening, gentlemen. Great quarter. Just a couple quick questions. The $3.1 million mentioned about data integration, is that license revenue only?

Jim Tolonen - Business Objects - CFO, SVP

Yes, it is.

David Beck - RBC Capital Markets

Okay. Of the seven-figure deals, any of those E-6.

Jim Tolonen - Business Objects - CFO, SVP

No.

David Beck - RBC Capital Markets

No, I wouldn’t think so. And revenue contribution for performance manager, I would suspect it was fairly small in the quarter but can you give us a little bit of guidance because I think this product sells in well into the install base, and I’m just trying to understand how — what kind of an incremental impact it may have going forward?

Jim Tolonen - Business Objects - CFO, SVP

I think we’d agree with you that it is an interesting product and it is certainly part of our EPM and performance management stack. We don’t break that number out separately. and just as a comment it is sold with every analytic application transaction requires foundation of the footprint and it also — anyone who would want to acquire the application foundation would clearly be building that on top of our other products. So it always comes with something else. We don’t break it out as a separate item, because it’s typically sold in the revenue items, we do report the customers who are using it, because it’s interesting in total, but not as a separate stand- alone dollar item.

Bernard Liautaud - Business Objects - Chairman and CEO

And with regard to the product itself and what it brings, I think it’s an important throng for Business Objects, because it leaves our ability to move business [Inaudible] from a report centric environment to a mix of reports and metrics environment. But more and more companies want to be able to manage their key performance indicators as critical entities in order to track the performance, and now we can define that — we can capture in the software the key performance indicators, you know, set target for each of them, and more importantly, to assign these targets to groups or to, you know, individuals throughout the organization, and track the performance of the targets afterwards.

David Beck - RBC Capital Markets

Okay. And just finally, the shareholder vote with regards to Crystal Decisions, you don’t have an exact date at this time. It’s still end of August early September time frame; is that one roughly?

Jim Tolonen - Business Objects - CFO, SVP

All we’ve said so far is that the proxy will be going out toward the end of August.

David Beck - RBC Capital Markets

Okay.

Jim Tolonen - Business Objects - CFO, SVP

It will actually be probably 60 days out.

David Beck - RBC Capital Markets

60 days, okay. Okay, thank you.

Jim Tolonen - Business Objects - CFO, SVP

Thanks.

Operator

Your next question comes from Ed Maguire of Merrill Lynch.

Ed Maguire - Merrill Lynch Global Securities

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Good evening. A few days after you announced the Crystal deal, one of your competitors also announced a very large acquisition of a smaller business intelligence center. I’m wondering how you would see their characterization of the market as, you know, really not a business intelligence acquisition but really a performance – part of a performance-management strategy? How does this change the competitive landscape, in your view, and one of the partners was part of the open financial applications initiative, will this change that relationship going forward?

Bernard Liautaud - Business Objects - Chairman and CEO

Well, you know, I think, you know, the reality is Hyperion and I mean, acquired Brio, which is a player that’s been in the field for quite a while. But in the past several years has not been very successful, has struggled to make any progress in the environment. So I think it’s a part that’s not received much investment, and, therefore, I think – you know, Hyperion inherits somewhat of a broken company, which, in my opinion, they’re a very hard way to bring, you know, this kind of capabilities to their customers.

Several years ago, they’d been telling the customers that the reporting product of choice would be Crystal, which was the best product. Three years later, Crystal performance has been stellar and Brio’s performance has been less than stellar, and right now they’re going to switch their recommendation. So I think the bottom line is that although obviously if the sales force of Hyperion tried to push Brio they will incur significant competition from us, from other vendors, I think they will also face significant push-back from their customers.

So our belief is that we will continue to do significant amount of business with Hyperion on their install base, with their customers. I would say in spite of an initial recommendation to work with Brio, because simply the customer will recognize that the eyes of the market in itself, where it is important to have the best of breed set of solutions.

Ed Maguire - Merrill Lynch Global Securities

And just to follow up, your analytical application deal flow has been a bit lumpy. What do you see is going to be a factor to drive revenues toward a more consistent quarterly deal flow? Is the involvement of integrators or consultant partners, you know, potentially a catalyst here?

John Olsen - Business Objects - President and COO

Yeah, this is John Olsen. I think there’s two things, one is just more experience in the area, across the world, so we still don’t have a large percentage of the sales team that have sold them. Second is the integrator community is, you know, just getting on board with our relationship on analytic APS, specifically. And I think that will make it more consistent, like you suggest, in the future. And then the other factor is these deals tend to be multiple quarter sales cycles, not as quick as the normal BI sale cycles, so they – I think they’ll be lumpy for a little while as we gain experience in this field.

Ed Maguire - Merrill Lynch Global Securities

Thank you.

John Olsen - Business Objects - President and COO

Sure.

Operator

Your next question comes from Kash Rangan of Wachovia.

Kash Rangan - Wachovia

Hi, thank you very much. Just a couple of quick questions. You’d indicated last quarter that you were getting a quarterly payment of back maintenance revenues approximately $3 million to $4 million per quarter. Any update on how that back maintenance revenue, or whatever you want to call that, shapes up in second half? And, also, Jim, wondering the G&A, was sequentially up, were there any charges embedded in that figure?

Jim Tolonen - Business Objects - CFO, SVP

Let’s see, two questions here. First one with regard to – I’m trying – there was some [Inaudible] about a million dollar this is quarter. As we said before, we got the bulk of it behind us, as we did the biggest quarters back in 2002. We still have some more to get and we’re working on it, but I would estimate at this point, probably under $1 million a quarter for a couple more quarters.

Kash Rangan - Wachovia

Okay.

Jim Tolonen - Business Objects - CFO, SVP

As far as G&A, there are two items in there, one just on a – if you remember coming out of our fourth quarter and through the Q1, we had very, very good collections and all-time record low in DSO until our bad debt reserve which was charged to run through G&A, was a little lower, and it builds up a little bit this quarter just because of the DSO shift, but again not on the significant items. The other things in there were some expenses and legal accruals, both associated with work around our acquisition strategy, as well

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as our patent portfolio litigation things. Those are the two items, they tend to be a little lumpy and show up on the small basis G&A numbers, do tend to move it around a little bit.

Kash Rangan - Wachovia

Okay, great. And final question, on the E-6 release, Bernard can you talk about some of the early references that have gone live, approximately how many concurred – users are on the server? And, also, if you could talk about Europe getting into third quarter? Does the E-6 relief give you a bit of a tailwind from the success you’ve had since introduction in the U.S.?

Bernard Liautaud - Business Objects - Chairman and CEO

Okay. On the first question, to be honest, I don’t know. I assumed that these are fairly small deployments at this point. I think it’s already great to see that we have, you know, deployments in production. So I would say it is probably under 100 users at this point. But customers are very happy with that.

I think overall, you know, Enterprise 6 brings, you know, very good momentum, because it’s – you know, it’s definitely a reason for the sales force to go back to the customer base and talk to them about what’s coming and engage into new discussions and, therefore, you know, new deployments and so on. I think we’ll – we are seeing that everywhere right now, and the pipeline is definitely growing significantly. And I think it’s across the world. U.S. and Europe are both, you know, pushing – as you know, we have a significant install base in Europe, so I think we anticipate E- 6 gain momentum in both places.

Jim Tolonen - Business Objects - CFO, SVP

Yeah, I would add to that is that the most critical audience for the release of a new audience is the presales engineers, and so, you always worry about how they will feel. They are extremely pleased with E-6, both from functionality and performance, so they are pushing it very, very hard into all new deals, and we’ve seen our win rates go up significantly, so I think it will provide us with a tailwind for Q3.

Kash Rangan - Wachovia

Final question, at what point do you think you get to the tipping point where E-6 accounts are a sizable portion of your licensed revenues? Would that be the next release of E-6.1, or are you looking at somewhere later on in the year where you expect the majority for licensed revenues to come from E-6? That’s it, thanks.

Bernard Liautaud - Business Objects - Chairman and CEO

Well, E-6.1 arrived in September, so it’s really only going to have an impact in the fourth quarter. So I think what we think is that progressively throughout the second half, E-6 will be the dominant, if not the only product that we propose for new sales. So every time – certainly when we talk to new customers, we will, you know, position E-6 only – the only reason why we would not position E-6 in a new customers, is if we don’t yet support the platform that this particular customer has. That’s the only reason. But today, E-6 is superior in all aspects of all the products than the Version 5, so there’s no reason to go back to Version 5. So long answer just to say by the end of this year, clearly all new sales to all new customers will be E-6.

Kash Rangan - Wachovia

Great, thank you very much.

Jim Tolonen - Business Objects - CFO, SVP

Just summarizing a couple of statistics about that, with only one real month of shipments in the quarter, doing 73 customers, a quarter of those are new customers, and three-quarters from existing customers, I think it’s a great first start, 4% of revenue for the initial one month of shipment, it’s a good start, good indicator.

Operator

Your next question comes from Imran Khan of Fulcrum Global Partners.

Imran Khan - Fulcrum Global Partners

Yes, hi, guys. I was wondering in terms of, like your recent change in the U.S. in head of sales in field operations and your announcement of buying Crystal Divisions, like, are you seeing any changes in your sales force and, how are the morales, and can you talk a little bit about your sales force a little bit, like how things for Q3 look like?

John Olsen - Business Objects - President and COO

Sure, I’d be happy to. We did have a change in our U.S. sales management as was much publicized. However, you know, in any large company, you have changes all over the world on a quarterly basis that go largely unnoticed. The key for that particular one is that John Temple, who has been our driving force for the growth of revenue for the past, you know, four or five year, many years before I got here, is firmly in charge and is running the show, and reports that things are looking up in America very positively, especially with the introduction of E-6.

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In terms of the morale, I think the biggest thing that is making people feel – two things, making people feel positive, one is the introduction of a new product, a much-awaited new product that is proving to be very, very competitive and sales guys like that, because they can make more money. So that’s, I think, very key. The second is the acquisition of Crystal, because the sales team really sees a hole in the offering that can be filled with the Crystal offering and sees an unbeatable combination. So we got instant emails from customers, partners and salesmen as that acquisition was announced, so the morale is very, very positive in that respect.

Imran Khan - Fulcrum Global Partners

So if I have a follow-up, when you say, like, $25 million cost saving, does it make your employees nervous at all about their job or, like, do you explain that, how you’re going, like, save that money? Is it going to come through the primary, maybe shutting down offices?

Jim Tolonen - Business Objects - CFO, SVP

Hi Imran, this is Jim.

Imran Khan - Fulcrum Global Partners

Hi, Jim.

Jim Tolonen - Business Objects - CFO, SVP

Nice to hear your voice again.

Imran Khan - Fulcrum Global Partners

Yeah, same here.

Jim Tolonen - Business Objects - CFO, SVP

The savings we talked about is looking at 2004, what we think the potential synergies are, and certainly for any of us that have been through any business combinations, the use of that word can cause people concern. I think it’s very important to note in this case, we have two very successful companies, both growing rapidly and both with great earnings, so our real key is to not break the good engines that are operating. That means people.

So, in fact, our expenses, assuming both companies continue their revenue growth, will grow, and what our objective will be is to find those synergies early and smoothly and perhaps that means growing expenses less rapidly than we would otherwise. So, of course, there are opportunities for synergies. Of course, we’ll go after those. But, in fact, I think it’s not a question of employee first. We’re very concerned about keeping all the great employees that made the two companies successful.

John Olsen - Business Objects - President and COO

And I would add to that – it breaks down into two categories, cost avoidance and cost reduction. Cost avoidance, not spending for future increases, where we are already covered by resources from the combinations of the two companies. The cost reduction, I mean, the one thing we have said time and time again is there are three large, large populations of employee, presales engineers, sales guys and software engineers, and we need all of those people, right? So, you know, we have spoken very positively about that and really doesn’t see a problem with the 25 million.

Imran Khan - Fulcrum Global Partners

Great. One last question. Do you ever break down the combination of consulting and service revenue for – in the service revenue, like what percentage is consulting revenue and the service revenue?

Jim Tolonen - Business Objects - CFO, SVP

No, we actually have not been doing that. We work services and break that into two parts, the maintenance revenue, which we announced at 48.4 million and consulting million making up the – I guess the exact number is 63 million but it’s about just under $18 million. Within that there is consulting, which is the larger part by maybe two-thirds and then training, education and other, makes up the rest.

John Olsen - Business Objects - President and COO

Yeah, and I would say, we’ve talked a little bit under PSO about consulting doing great, and, you know, they’ve been growing in the 40% range with very, very positive margins. Our training business has not done as well, people are not sending people to classes, so we’re retooling the training business. We’ve added a very senior executive on the training business, and what we’re doing is reinvesting in computer-based training and other package training courses in order to increase that revenue. So we’re confident about the outlook in the future, but right now, that revenue looks a little flat, whereas our consulting revenue is just growing by leaps and bounds.

Imran Khan - Fulcrum Global Partners

Great, thank you for your time.

Jim Tolonen - Business Objects - CFO, SVP

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Sure.

Operator

Your next question comes from Michael Briest of UBS.

Michael Briest - UBS Warburg

Good afternoon. In the past, you’ve given the take of sales figures for analytics business –

Bernard Liautaud - Business Objects - Chairman and CEO

Could you speak a little louder? We cannot hear you.

Michael Briest - UBS Warburg

Yes, hi. If you could give us the data integration and analytic sales in total, including maintenance and consulting? Also, if you could maybe comment on the analytics sale. I know it’s lumpy, but it is down quite a lot sequentially, whether you think that’s going to pick up in the second half. And then I have another question on the comp side of things, thanks.

Jim Tolonen - Business Objects - CFO, SVP

We actually don’t break out the large lump numbers, where you talk about the specific license, typically maintenance is a single fee and single license for all of the various installed products, and so, we don’t actually tie those together and same with consulting the projects are done separately and often involve more than one project to a single customer so, we can’t break that out by actually individual products necessarily. I think we can say generally that the analytics products have been good for the consulting business, people who are doing analytic applications often come back around and ask for some additional work with that.

John Olsen - Business Objects - President and COO

In terms of the lumpiness, I think your observation is correct. It is lumpy. We are still very confident on the guidance for the 50% growth for the year. However, like I just said a couple of questions earlier, we think that the results will be, you know, a little lumpy from quarter to quarter, but overall, we feel very strong about the results.

Michael Briest - UBS Warburg

Okay, thanks. On the comp side of things, general and admin was obviously high and you’ve explained why, should we expect it to drop back to more normal trends in the third and fourth quarter? And also sales and marketing dropped quite a lot as a portion of sales. Is there any reason for that? Is that going to bounce back in the second half of the year? Thank you.

Jim Tolonen - Business Objects - CFO, SVP

I think we’re paying attention to all of these. Actually, we had maybe less of a boost in most of our expense lines from the exchange rate differences, only $2 million to spread across all of the lines this time. So, that was part of the – some of the things that were down,particularly larger groups like sales and marketing. With regard to Q3, we actually don’t give line item forecasts, but some of the things that were – any of the things were unusual at one time obviously could not be [break in audio].

Operator

Your next question comes from Tom Ernst of Thomas Weisel Partners.

Bill Dauphinais - Thomas Weisel Partners

Hi, guys, how you doing? This is Bill Dolphin in for Tom Ernst. Two quick ones for you. One, the business outlook, the diluted earnings per share guidance, is that a GAAP number or pro forma? I don’t know if I got that.

Jim Tolonen - Business Objects - CFO, SVP

That was for Q3, that would be a GAAP number, the traditional way we report it.

Bill Dolphin - Thomas Weisel Partners

Okay, GAAP number. And can you talk a little bit about – I didn’t hear about vertical specializations. Were there particular verticals that were strong, and looking for what are you seeing in this quarter from a vertical perspective. Thanks.

John Olsen - Business Objects - President and COO

I mean, our largest verticals have been Tellco and Finance and then pretty much spread evenly around everything else. We had some good deals in biotech, but I don’t know that I could forecast for you what that would be. I was actually hoping maybe you could tell us what the verticals would be – [ Laughter ] – you know, we continue to follow – we do have some sales specialization in those two verticals, and they seem to be doing rather well.

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Bill Dolphin - Thomas Weisel Partners

Okay. Thanks a lot, guys, good quarter.

Jim Tolonen - Business Objects - CFO, SVP

Thank you.

John Olsen - Business Objects - President and COO

Thanks.

Operator

Your next question comes from Rob Tholemeier of RWC Research.

Rob Tholemeier - RWC Research

Hi, congratulation on the quarter, working the plan and putting a good plan in place. I have a couple of questions on the balance sheet. There is a rather dramatic uplift in both cash and deferred. On the cash, Jim, can you talk a little bit about how you – how you deal with the cash as it comes into the countries? Are you repatriating – I don’t even know which direction for your company repatriation would be. You might want to deal that – nothing political there. And just trying to figure out how you’re doing this, because there’s a little explanation in the text, an amazing improvement in the balance sheet. And secondly, the deferreds are also up strong. What happens with this merger? Can you quantify a little bit where that deferred liability will end up going buying a private company?

Jim Tolonen - Business Objects - CFO, SVP

Sure. Two great questions, and I’m not sure I can answer either of them to the level of detail you’d like. But let me give it a shot here. First, with regard to balance sheet, yeah, great increase in both – just the cash balance, net cash up, and seeing I remember $37 million, about half of that was from currency moves. But we do have a lot of our cash.

We do keep it in various countries, depending on where it comes in and what the expense levels are and what our treasury belief is at the time, and a lot the cash is in Euros, Euros has been strong relative to the dollar so, it reports an increase. $20 million of our cash increase this time as we translate the balance sheet average of ending rate, was from currency exchange. We are taking a look at that and trying to make sure we’re doing good planning in terms of our acquisition requirements. As you know, since we’re up now at significant cash, well within enough funded ourselves, Crystal Decisions is also very strong and has $100 million in cash, so combined, we will be using that cash to defer part of the purchase acquisition price. And we’re making sure we’ve got the appropriate currencies where we need them.

Second question with regard to the deferreds up strong, one, they are linked, and as a large percentage of the install base renews and contracts continue, the cash comes in up front for those maintenance contracts, which the revenue amortizes over time. So some of the increase in cash is due to the increase in deferred revenue as well, and that, too, gets translated at quarter-end exchange rates, and some of those are European based. We get some uptick in that number as well.

Rob Tholemeier - RWC Research

Okay, what –

Jim Tolonen - Business Objects - CFO, SVP

To that, at the end of the year for the acquisition, the accounting rules currently require a detailed analysis of the deferred revenue of the acquired company. I don’t yet – I haven’t actually seen the June number, but for the March number, Crystal was at $44 million on their balance sheet. We will, in fact, be only able to take a reduced amount onto our balanced sheet as revenue that will amortize over the subsequent 12 months. The rest of it gets stuck into the purchase price allocations as if we’d assumed the liability for fulfilling the contracts. That will, in fact, give a – someone could think of it as a purchase price adjustment that will reduce Crystal’s revenue in 2004 for the combined company’s revenue. We don’t have the final number for that, it is part of our purchase price allocation work going on now – between now and closing.

Rob Tholemeier - RWC Research

One real quick product question on the small product, if you look at the ETL business, both Assential and Instrumatica [ph] had a reasonably good quarter. We find the EAI vendors having really pathetic quarters. In fact, you guys are pretty close to generating more software license than a couple of the quote/unquote major EAI vendors right now. I wonder if you see an opportunity in here to maybe push that business a little bit harder, or do you still see it kind of being drug along with – I don’t mean that in a pejorative sense, but coming along with the BI deployment?

John Olsen - Business Objects - President and COO

Yeah, we absolutely – absolutely see that. And, you know, one of the things we’ve learned in the short amount of time that we have experience with ETL, is that ETL is the up front initiative for BI deals, and if you can get involved in ETL up front, you have, you know, a window onto the BI strategy. Now, I don’t think we were

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doing that well enough last year, early part of this year, and so, we’ve accelerated that and are trying to pursue those deals where we think they’ll lead to ideals up front, and we did not do that in the fourth quarter, first quarter. So I think you can look for some improvement in that space.

Rob Tholemeier - RWC Research

Congratulations again.

John Olsen - Business Objects - President and COO

Okay, thanks.

Jim Tolonen - Business Objects - CFO, SVP

Thank you, Rob.

Operator

Your next question comes from John Segrich of Jefferies.

John Segrich - Goldman Sachs & Company

Hi, guys, good quarter. Just two questions, one following on the past question. Could you just quantify the currency impact on the deferred revenues, how much did that contribute to the growth sequentially? And then, secondly, on the analytical applications, am I correct in assuming that the deal count you’ve given for the last two quarters would include the deals from Dashboard Manager? Is that where they’re getting allocated? Then I want to follow that up.

Jim Tolonen - Business Objects - CFO, SVP

Unfortunately, John, I don’t have the preferred revenue effect on maintenance here with me. I’m going to give you a rough number that says it’s a little less than half the increase off the top of my head, but I don’t actually – I don’t have that in front of me.

John Segrich - Goldman Sachs & Company

Okay.

Jim Tolonen - Business Objects - CFO, SVP

– based on our revenue mix, therefore our maintenance mix and having it be somewhat similar to the cash in terms of balance sheet adjustment quarter to quarter.

Bernard Liautaud - Business Objects Chairman and CEO

John, can you repeat your second question on Dash Board manager?

John Segrich - Goldman Sachs & Company

Yeah. You’ve quoted numbers for analytical applications and on that same page we’re talking about number of Dashboard Manager deals, are those numbers, the 47 deals you did this quarter included in the 63 analytical APS deals?

Bernard Liautaud - Business Objects - Chairman and CEO

Yeah, they are.

John Segrich - Goldman Sachs & Company

So if we strip that out, then it looks like analytical APS deals went from 56 in the fourth quarter to 33 in the first quarter to 16 this quarter? And the corresponding revenues have been, also, declining? I know you say that it’s lumpy, but has there been any change in terms of how you’re focusing the sales force, whether on incentives, compensation, or just from a point of view, more towards the platform and away from analytical APS?

Bernard Liautaud - Business Objects - Chairman and CEO

First of all, we would disagree with the first statement, because the, you know, Dashboard Manager is the – is the subtract of application foundation, so application foundation has been split into several pieces now, and Dashboard Manager is one piece of application foundation, so it’s always been there in previous recorded numbers. It was just bundled with other modules. So the way we report is in line with what we were doing before, and dash board manager types of deals were included before. So I don’t know if you want to do the second part.

John Olsen - Business Objects - President and COO

There’s nothing changed in terms of, you know, our initiative to pursue those deals or the way that we’re pursuing those. You know, except that I’ll just reiterate what I said before, which is – with a especially analytics module, I think a small percentage of the sales force has sold those, and we’re still gaining experience. It’s a very different sale that you have to be able to talk about, you know, business benefits and the impact on a company and have some understanding of their industry, so we’re still gaining expertise from that space, and I think you’ll see it accelerate as we gain more and more experience. Like I said, it will be lumpy quarter to quarter, year to year, and we’ll see very positive growth.

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

John Segrich - Goldman Sachs & Company

Okay, thank you.

John Olsen - Business Objects - President and COO

Sure.

Operator

Your next question comes from Nathan Schneiderman of Wedbush Morgan Securities.

Nathan Schneiderman - Wedbush Morgan Securities

Hi, thanks a lot. First question for you concerns competition with Cognos, particularly where financial applications is in the mix, and I gather you guys went out of the way to mention beating Cognos where Adatum was a part of the mix. I’m curious how often do you find that on a percentage basis that it’s creating difficulty, winning a deal given Cognos’ more complete offering on the finance side and what percent of the time would you say your customers are looking at financial applications as part of the corporate performance management, or business management solution?

John Olsen - Business Objects - President and COO

Let me start that one and, you know, Bernard you can add some stuff to that. But in terms of in the field, you’re absolutely right, we went out of our way to mention a couple of wins on Adatum for very good reason, which is every time we turn around, we’re being asked why don’t we buy a financial planning and budgeting application, and what we said is, it doesn’t matter if you have one or not. You can sell BI, if you have good BI tools, you can sell CPM and BI on top of anyone. We have an open initiative. And what we wanted to show was even in top, a competitor’s product, that we can win BI.

So it was a very deliberate, you know, emphasis to really validate our strategy out in the field. In terms of the EPM wins, we’re being very successful with the EPM strategy that embraces not just the financial elements of EPM, but the entire operational element of EPM, which is a core part of our strategy just to embrace the entire operation, not just one part, and the second thing is not everything turns into financial, measurable, budget impact. So, that it has to be across the entire organization, not just the finance.

Nathan Schneiderman - Wedbush Morgan Securities

Maybe let me follow that up. What percent of the time would you say it’s actually causing a problem, though, for you in competition because Cognos certainly wins against your firm at times, and if that’s part of the mix there.

John Olsen - Business Objects - President and COO

Yeah, I don’t have a percentage. My impression is it doesn’t cause a problem if we lose. It’s not for that strategic differentiater, it’s for another reason.

Nathan Schneiderman - Wedbush Morgan Securities

Given the – let me switch subjects. Given the Enterprise 6 product was out for roughly half the quarter, and it generated just about 4% of the license revenue, I was just curious, can you maybe elaborate why you feel that was not disappointing given that quarters are back-end loaded? And for those new customers making decisions on products, obviously a lot of them ended up choosing the older products. So, what do you think at this point is a limiting factor? Or what in the September dot release or ones thereafter are key features, customers are going to be looking for in order to make that decision to adopt Enterprise 6?

John Olsen - Business Objects - President and COO

Sure. The very first thing we talked about before is sales cycles typically last six months. So the fact that we got anybody to switch was amazing to us, because the sales cycles have already been baked. The proof of concepts have been done using one product. Purchase orders are in for one product, and to get people to switch and demonstrate and test is extremely difficult in the middle of a quarter. So we did not expect much, and we had guided that we did not expect much results for E-6 at all.

So the fact that we not only had 73 customers, but we had three customers that changed the sales cycle, bought, and then implemented and were referenceable, was astounding to us, actually. So we’re very, very pleased with that. Obviously, one of the things that affects the ability going forward is a lot of companies don’t buy new products until the first dot-one release. So, we see that happening in the second quarter, and continued momentum as Bernard said earlier throughout the year, probably with a big switch for the fourth quarter.

Nathan Schneiderman - Wedbush Morgan Securities

Final question for you, Crystal has had considerable success promoting its productions through the OEM channel. Now, you all have had more time to adjust the acquisition decision. What opportunity do you see for Business Objects promoting its core products through an OEM channeler? Do you think that will be a significant aspect of the synergies to pay attention to?

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Bernard Liautaud - Business Objects - Chairman and CEO

Well, I think we’re going to review that really as part of our integration planning process. I think there are some opportunities, but I think we don’t plan on having the whole product line, you know, squeeze in the same type of channels. The type of OEM arrangement that crystal has is quite different than the ones we have, and I think it gives an opportunity to segregate a little bit the types of use that they have promoted. We have lots of OEM, also. I mean, we have significant arrangements with OEM that’s been the subject. They’re, again, different types of arrangement.

But, again, we believe that a there are some opportunities for cross-sale into the OEM. I don’t believe at this stage, but it’s still very early, that it will be for the entire product suite of Business Objects. Business Objects, as you know, that’s why we think we’re complementary with Crystal, has more certain aspects of the product line as higher-end products that have a much higher entry point in terms of prices. When we talk about application, application foundation, these are, you know, fairly high-level prices. So we’ll have to in the planning process, we know we’ll do a big exercise of matching the products with the channels, and it’s a very important component of that.

Operator

Your next question comes from Patrick Mason of Pacific Growth Equities.

Patrick Mason - Pacific Growth Equities

Yeah, not to beat a dead horse, but on the G&A real quick, I know you’re not giving line items on the guidance, legal expenses on the patent litigation ongoing into that quarter, some of it where they were in this quarter.

John Olsen - Business Objects - President and COO

We’re not giving guidance at that level. Some of those things are hard to predict.

Patrick Mason - Pacific Growth Equities

Okay. What about just Crystal legal expenses can, we expect that to go down?

John Olsen - Business Objects - President and COO

Are you asking about what Crystal is doing or what –

Patrick Mason - Pacific Growth Equities

The legal expenses associated with Crystal is also –?

Jim Tolonen - Business Objects - CFO, SVP

No, I think these are some of the professional services. We will continue to be working hard on the combination. We have a proxy to file and S4 to get out, a couple clearances to get, but much of that, it becomes capitalized as far as the purchase price rather than expense. Okay, thanks a lot.

Operator

Your next question comes from Brandon Osten of Sprott Securities.

Brandon Osten - Sprott Securities

Good afternoon, gentlemen. Just a question on this Crystal decision’s deferred revenue then. So am I to understand that $25 million, you know, as a ballpark number, $25 million, deferred revenues will be understated by 25 million in 2004,but presumably your costs would be the same. And then come 2005, you get this boost in deferred revenues as those contracts get renewed? Is that the idea here?

Jim Tolonen - Business Objects - CFO, SVP

That is how, in fact, the accounting works out. If you think about where does that come from, the amount of things in deferred revenue are typically one-year contracts. So that means some of them have one month to go, some have two, three, four, five, up to 12 months to go, so as those contracts renew, the normal accounting spot follows, but for those that are in – you know, underway and in a mid point, some percentage of the revenue will be excluded and not flow through.

Brandon Osten - Sprott Securities

Right. You still have to take on the costs, though, right?

Jim Tolonen - Business Objects - CFO, SVP

That’s correct.

Brandon Osten - Sprott Securities

Okay. So gross revenues will be artificially deflated –

Jim Tolonen - Business Objects - CFO, SVP

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

For a period of time and it actually is a sliding scale, because if you think about how amortization works, there’s fewer and fewer left as you get to the 12th month, so it’s front-end loaded and then starts building as renewals come through every month.

Brandon Osten - Sprott Securities

All right. And my second follow-up question here will be, do you know what the license revenue number – what the license revenue growth number would have been in constant currency?

Jim Tolonen - Business Objects - CFO, SVP

I don’t. But let’s keep asking questions, and maybe I can figure that out real quickly.

Brandon Osten - Sprott Securities

No, that was my only question, so if you guys can come back to it later, that’d be great.

Jim Tolonen - Business Objects – CFO, SVP

Okay.

Brandon Osten - Sprott Securities

Thank you.

Operator

Your next question comes from Paul Rodriguez of Fector Detwiler.

Paul Rodriguez

Yeah, good afternoon. Could you elaborate on what the status is and where the Microsoft relationship is going with respect to going – on a go-forward basis? I know Crystal had that in place. I just kind of wanted to get your feel for where you think that’s going and some commentary around that. Thanks.

Bernard Liautaud - Business Objects - Chairman and CEO

Okay. Are you mentioning – I mean, you’re asking the question specifically for the combined entity?

Paul Rodriguez

Yeah, so you feel that you can leverage it going forward. I mean, there’s been a lot of talk, as you may know, about competitive products being released from Microsoft. And just wanted to find out what your thoughts are around that and how you feel you can leverage the Microsoft relationship as it pertains to you taking in Crystal going forward.

Bernard Liautaud - Business Objects - Chairman and CEO

Yeah, we definitely think that that there is an opportunity to continue and strengthen the partnership with Microsoft, and there’s been a long-term and very close partner to Crystal. And, you know, they continue to have very important discussions, even though Microsoft has, you know, announced their intention to enter, you know, the BI phase a little more. But we think that they’re – I mean, Microsoft realizes that Crystal, and now the combined Crystal and Business Objects, become a formidable partner that can help them boost their data base revenue. There is also, you know, a huge install base. You know, there are 14 million licensees of Crystal Reports out there.

More than 50% of the developer community, the Microsoft developer community we believe uses Crystal reports as their report writer and billions of reports have been created. So I think there is clearly a strong interest on both sides to continue partnering, and then we’ll continue to see that. Vis-a-vis the competition, I think first of all Microsoft has been in the space to a certain degree for years. They have had, you know, reporting tools and Microsoft access, Excel can be viewed as a BI tool, and it has not presented, you know, Crystal and Business Objects to partner with them. So I think Microsoft understands it will be a combination of partnering and some degree competition.

I think the competition will be fairly limited to the Microsoft stack, meaning when Microsoft, you know, when the customer has set its eyes on Sequel Server, plus NT, plus Windows and on the front end, pull that architecture, we think one of the strengths that the new combined entity will have is the ability to work in a multitude of operating systems and, you know, development environment beyond, obviously, strong support of dot-net, but also Java and, you know, Lennox and many other places.

Paul Rodriguez

Okay, just one quick follow-up. I may have missed this. Did you give a total revenue number for act [ph] contribution or just the license? And if you just – if you didn’t, could you give that, if possible, the total revenue?

Bernard Liautaud - Business Objects - Chairman and CEO

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Yeah, we said, I think, a couple of quarters ago, we would give only the license number and it’s the license number with 3.1. The reason why we don’t give the rest is that, as you know, we’re doing, you know, these – the integration deals are usually combined with other products, so we do a complete application and transaction, and we could have a consulting engagement for $700,000, and it’s impossible to break it down between what we – what the consult will do on the integration versus the building a warehouse or behind – so we cannot associate or cannot link consulting engagement to one product, because we have integrated the products and the companies into one. We could if we had kept the company separate, but that’s not how we operated. So we only break out the license, so you have a good understanding of where, you know, the product software revenue comes from.

Paul Rodriguez

Okay, great. Thanks a lot.

Bernard Liautaud - Business Objects - Chairman and CEO

Thank you.

Jim Tolonen - Business Objects - CFO, SVP

I can answer that earlier question. Maybe I should have just jumped in with the assumption, but I have the data now. The foreign exchange impact on license fees is about half in both the Q1 to Q2 comparison, so of the $2 million of exchange impact on revenue, a little over a million of it was license fees, and year-to-year comparison of the $11 million, a little over five million, which makes sense since the geographies are relatively constant and the mix between the period, between license fees and nonlicense fees is about 50/50.

Operator

Your next question comes from David Wright of BMO Nesbitt Burns.

David Wright - BMO Nesbitt Burns

Thank you very much. Good evening. Just wanted you to go over the trend in the average price for the analytical APS. Is it because you’re including your performance manager in that revenue stream that the average price has been falling? Or is there something else happening there?

Bernard Liautaud - Business Objects - Chairman and CEO

I think in general – I mean, you’re right, I think we’ve tried to unbundle elements so that companies can get into these kinds of applications, license fees, in an easier way. We feel that – I mean, the feedback we’ve gotten is that a lot of customers want to have access to the capabilities of our application suite. You know, especially on the billed side, when companies are not buying the modules, but they want to build the application themselves, that’s why we have, you know, created a different packaging where Dashboard Manager now is the first – is the entry point, and that entry point is lowered compared to the application foundation package report.

David Wright - BMO Nesbitt Burns

Is the pricing on the application foundation, has it been declining over time?

Bernard Liautaud - Business Objects - Chairman and CEO

No, it hasn’t been declining, just that, again, we bundle it differently, but the price is – the overall price is the same.

David Wright - BMO Nesbitt Burns

Okay.

Jim Tolonen - Business Objects - CFO, SVP

I’m going to add something that is fascinating to the math, because I have both pages in front of me. Analytic APS, Q1 to Q2, we actually did more analytic APS Transactions in Q2 than Q1, so lots of good coverage around the world and beginning to pick up. The average transaction size, while still larger than our average BI size, was down slightly. When I look at the math of it, it’s because Q1 was dominated by two or three million-dollar deals to pull that average way up. So, those are more few and far between, but they’ll try to whip saw that average around a little bit.

David Wright - BMO Nesbitt Burns

Okay, thank you very much.

Jim Tolonen - Business Objects - CFO, SVP

Thank you.

Operator

Your next question comes from Mohamed Moawalla of Goldman Sachs.

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Mohamed Moawalla - Goldman Sachs

Yes, hi, guys.

Jim Tolonen - Business Objects - CFO, SVP

Hi.

Mohamed Moawalla - Goldman Sachs

Great quarter. A quick question on Europe. Could you break out the large deals between Europe and the Americas, and, also, what the year-end growth in constant currency would be extra large deals for Europe?

Jim Tolonen - Business Objects - CFO, SVP

Sorry. That’s a little level of detail down from what we are kind of prepared to do on the call or have ever done before. I have in front of me of the seven transactions over a million for U.S., three Europe so pretty typical, our 50/50 mix. Let’s see if I have any greater level of detail here. Of the 55 total, between 200 and 1 million, it was about half and half, also. U.S./non-U.S. So no big surprises there. It’s pretty much geography mixed data.

Mohamed Moawalla - Goldman Sachs

Okay. And just as a follow-up, have you noticeably improved pickup in closure rates in the European business? That would explain the strength? And, also, if you could go into a bit more detail around some of the geography specifically, how businesses in France and Germany —

John Olsen - Business Objects - President and COO

Closure rates, I think the biggest impact on closure rates is E-6, which we, Bernard, described in his piece, we saw a 30% increase in closure rates, so I think that’s the most significant trend. You know, our highlights, as I said before, was U.K., was up significantly. Italy up significantly, and I’m speaking year over year. Let’s see, Sweden same thing. Belgium up, Netherlands up, France was down, but France had a fantastic Q1 as we reported so, they really had drained part of their pipeline. So pretty much, it was a positive quarter except for France and Spain for us. One noteworthy, you know, item is, you know, it seems like we have stabilized in Germany, so, you know, license revenue looks like it’s growing in that space as well.

Mohamed Moawalla - Goldman Sachs

And that was growing sequentially? In Germany?

John Olsen - Business Objects - President and COO

Sequentially in Germany? I don’t know sequentially.

Mohamed Moawalla - Goldman Sachs

Okay.

John Olsen - Business Objects - President and COO

Looking here. We can get you answers if you want to call back on that.

Mohamed Moawalla - Goldman Sachs

Okay, no, that’s great. Thanks.

John Olsen - Business Objects - President and COO

Okay.

Operator

Your next question comes from Adam Holt of J.P. Morgan.

Adam Holt - J.P. Morgan

Good afternoon. I was hoping you could first comment on the relative performance of America, even on a constant currency basis, it underperformed the other geographies, number one. And number two, can you give as us an update on the sales transition, particularly at the management level?

John Olsen - Business Objects - President and COO

You know, in terms of Americas, yeah, I think we did talk about year-over-year was a decline. I think the biggest reason is that the year before, they had a spectacular quarter with 40% growth, so the comparisons were tough. I think, also, in the Americas, because of the high demand for new technology and the Americas’ IT market, we were hurt by, you know, not having our E-6 product out, maybe at the beginning of the quarter and were helped – or will be helped in the future quarters. So I think that’s the biggest issue for the Americas going forward.

In terms of, you know, management, we did talk about that, and my comment was on any given quarter, we have, you know, people going — come and go from the team. We do enough what it’s at a significant level, someone that reports to me directly. John Temple

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

continues to be firmly in charge of the Americas, and he’s the guy that led the growth of the Americas over the past five years to record levels. So we’ve got every confidence in that space with no change foreseeable there.

Jim Tolonen - Business Objects - CFO, SVP

Yeah, I just also want to remember before we get too far down on this group, the revenue in the quarter was up 9% sequentially from Q1.

Adam Holt - J.P. Morgan

Great. And just one question on the E-6 upgrade cycle, presumably of the 73 customers that you mentioned, those were all ones that actually purchased new licenses. What were the numbers of customers that upgraded from your install base without actually buying new modules, and what’s the backlog like on that number?

Bernard Liautaud - Business Objects - Chairman and CEO

We’re not sure right now, because we’ve had, you know, significant downloads, thousands of download, you know, of the product, and the customers and the maintenance, so download the product and they’re able to install it, you know, in their current configuration. They don’t necessarily report to us if they have deployed the software. So, I mean, we anticipated that at every customer will migrate, and what we have reported is the rate of download is really good. So it’s actually gone beyond our expectation, so we feel there are a number of customers now in the process of migrating, but we’re not into the accounts all the time, so we don’t really know the rate of migration yet.

Adam Holt - J.P. Morgan

Okay, thank you.

Bernard Liautaud - Business Objects - Chairman and CEO

Sure.

Operator

Your next question comes from Jeff fan of UBS.

Jeff fan - UBS Warburg

Great, thank you very much. A couple of questions on E-6. On the last call, I think you mentioned the incremental revenue coming from the E-6 was going – part of it will come from migration of your – from your full-client users, and I think you were going through the process of figuring out how many full-client users you had and the potential of that opportunity may be. Do you have any update on that in terms of what the work you’ve done since the release of the upgrade?

Bernard Liautaud - Business Objects - Chairman and CEO

I don’t have precise numbers to give at this point. What we have found out is the number of people under, you know, full client, who have an opportunity to migrate, you know, the same client is a very, very large number, so I think it’s for us to grab that opportunity. Some of them have, again, dual license capabilities, so they have the ability to migrate from the full to the thin without an extra charge, because it was part of their past agreement. We have not run a full, you know, survey of all our contracts to know where we stand there.

Jeff fan - UBS Warburg

Okay.

John Olsen - Business Objects - President and COO

I think the perspective is as we’re entering the quarter, we were trying to figure out where the revenue sources would be. We’re extremely pleased that we got the sale cycles we did in Q2, and as we go forward, I’m sure that we’re going to be, you know, more counting the revenue as opposed to trying to figure out what the potential is. But we hopefully can answer that question for you in more detail as the E-6 revenue becomes the majority of the license revenues, that would be in Q4.

Jeff fan - UBS Warburg

And of the customers that bought E-6 this quarter, what percentage of them were existing versus new?

Jim Tolonen - Business Objects - CFO, SVP

Three quarters existing, one quarter new.

Jeff Fan - UBS Warburg

Okay, one last quick question, Informatica recently pulled back on the application strategy and part of the reason was the customization required on some of the applications, they kind of left it to their system integrating – integrators and other partners to sell that product. Has that been a challenge for you guys on the analytic APS front in terms of the customization involved? And if so, you know, how do you guys deal with it in terms of staffing, the right type of sales or service people.

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

John Olsen - Business Objects - President and COO

Yeah, actually, it’s not a problem, it’s an opportunity. The way we look at it is they are customized installations, and they require a significant amount of expertise both in the application and in the industry that that company exists in order to do the appropriate customization, so we have our own staff, as we’ve described earliers, our consulting is up by almost 40%. Part of that is consulting around the applications deals, and a large part is due to the change in consulting management when we brought Joanie Khan in from what used to be, you know, her bearing point experience to build practice-based consulting for us. So that coupled with partnering with the large systems integrators has given us the capability to sell these applications, and, again, I think that will be part of the reason why they get the – the sales become more consistent in the second half.

Bernard Liautaud - Business Objects - Chairman and CEO

I think the one thing I would add to that is Informatica and Business Objects have had very different approaches to analytics application. Informatica came with a very packaged, completely predefined solutions for APS, with not much of a platform behind it, and mostly because, you know, Informatica was a data integration company and not a BI company. Business Objects came with a completely different approach, and we said from the very, very beginning, we’ll have a build-and-buy approach, and a key to that will be to have a very sophisticated BI foundation and a strong application framework that we called application foundation. So the reason why we are, you know, growing and succeeding in the space and will continue to invest and succeed in the space is because of the strength of the build-and-buy approach. And that’s definitely a significant difference between the two companies.

Jeff Fan - UBS Warburg

Okay great. Thank you.

John Olsen - Business Objects - President and COO

Sure enough.

Operator

Your next question comes from Simon Andrews of Lehman Brothers.

Simon Andrews - Lehman Brothers

Hi, good evening. I just wanted to drop down a little bit onto the guidance you’ve given. Is it right to assume the normal kind of sequential rise in service and maintenance revenue, and does that then imply the number of sequential decline in licensed sales going into Q3? And secondly, on the R&D levels, R&D took another step up in Q2, is it right to assume a similar level going into the rest of the year as well on a quarterly basis?

John Olsen - Business Objects - President and COO

Yeah, let me take both of those. First, we don’t give the breakout of the product line details for forward guidance, so all we’ve said is given the range of revenue and given our, you know, strong European presence and typical third quarter seasonal weakness. So that’s the extent of the background there. With regard to R&D, it was in fact flat in constant currency, so the increase you see from Q1 to Q2 was all due to currency.

Simon Andrews - Lehman Brothers

Okay. But does it mean that it will stay at that kind of level for the next couple of quarters?

Bernard Liautaud - Business Objects - Chairman and CEO

Well what we had indicated was we wanted to stabilize R&D and cost and guarantee, so we would not spend more on R&D, but we would — it would decrease R&D as a percentage with the increase of revenue, so that’s what you see, and obviously from Q1 to Q2, we had currency impact, so we’re obviously not, you know, not trying to reduce R&D and the function of currency levels.

Simon Andrews - Lehman Brothers

Okay. And then just lastly, you’re still talking about the being able to do a 50% increase in analytic revenue, now I know you made the point that your cycles are lumpy? But have you seen a decent increase in the pipeline there that give you that confidence to create the 50% increase?

John Olsen - Business Objects - President and COO

The answer is yes. Year to date it is up 57% so we are well on our guidance.

Simon Andrews - Lehman Brothers

Okay.

John Olsen - Business Objects - President and COO

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Q1 was up how much, Jim?

Jim Tolonen - Business Objects - CFO, SVP

100.

John Olsen - Business Objects - President and COO

100% in Q1and 20% in Q2, so we do see it lumpy, but we are up 57% for the year and so we see 50% for the whole year. That’s fine. That’s good guidance.

Simon Andrews - Lehman Brothers

Okay, good. Thanks, guys.

Operator

Okay. Your next question comes from Grant Tanaka [ph] from Tanaka Capital Management. Yeah, I just wanted to clarify on the short cell [ph] cycle and early run rates — high win rates early on for E-6, none of those customers were Betas or early presale?

Jim Tolonen - Business Objects - CFO, SVP

I think there was 73, I need to go back and look. I suspect one or two of them probably were Beta.

Grant Tanaka - Tanaka Capital Management

Okay, one or two and there were how many customers?

Jim Tolonen - Business Objects - CFO, SVP

73.

Grant Tanaka - Tanaka Capital Management

Okay, Okay, that’s fine, that’s great. Terrific actually. And I was wondering also if you are getting a read with that many customers already signing up, on the — on how much of the stack they are buying, you seem to imply that you were favorably impressed by several customers that bought “the whole stack” and I don’t know if that was in reference to the E-6 or in general.

John Olsen - Business Objects - President and COO

Actually, it’s both. We did see that E-6 is enhancing our ability to sell the entire stack and that’s part of the highlights that I called out in my section, so I think, you know, we talk about in BI and I think with E-6 we can deliver from ETL through Business Intelligence Reporting all the way up through analytics and E-6 really brings that to life for us, so it’s helping dramatically.

Jim Tolonen - Business Objects - CFO, SVP

I can add something to that, which is of the 73 transactions, if you do the simple math and divide it into the 2.7 million of revenue, you get a slightly smaller than average deploy, you know, compared to our otherwise average BI license size, you get about 36,000 and instead of somewhere closer to 40,000. Now, the “however,” I was actually very pleased to see we had a number of transactions, maybe up to 10, 8 or 10 over $100,000.

Grant Tanaka - Tanaka Capital Management

Yeah.

Jim Tolonen - Business Objects - CFO, SVP

So we had a number of significant deploys on a single basis, and for a new product we would expect they would be initially early and careful deploys of the dot-0 release that would follow on with some of these as well.

Grant Tanaka - Tanaka Capital Management

Great. Thank you. Congratulations.

John Olsen - Business Objects - President and COO

Thank you.

Operator

Your next question comes from Ross McMillan of Morgan Stanley.

Ross McMillan - Morgan Stanley

Great, yeah, just two quick questions. With the consolidation activity that we’ve got going on within the business intelligence market, similar, I guess, in part to what’s happening at the high end of the enterprise for market, what we see at the high end is obviously some changing, and I guess the aggressiveness of pricing, discounting, and I wondered if you could make any comments on if you’ve seen any changes from any of your competitors with regard to how aggressive they might be sort of becoming again on pricing once we thought we were getting out of the trough? The second thing, I just want to talk quickly, a quick

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

one back on analytics, with the Dashboard products selling better, is there anything going on here which is, like, maybe a bit of a seating strategy whereby if you get the Dashboard sold, that basically provides you with better visibility and effectively higher confidence and following up with the analytical applications sales with the same customer? Thanks.

Bernard Liautaud - Business Objects - Chairman and CEO

Okay. This is Bernard, on the first point, I would -say that, you know, the BI industry has always been quite competitive, and it has been when the deals get highly competitive, then you get some price pressure. I think it’s been the case for a long time. I wouldn’t state it isn’t that much different these days, so continuing competition on all fronts and price is one element. On the Dashboard side, I mean, Dashboard is — it’s been created as a way for companies to get in the — you know, the build part of our application strategy with a lower entry point. I think that gives us, you know, easier and faster entries in many directions.

I would say usually the application module, when they’re purchased, they’re purchased up front, and the reason is when a company, you know, buys the application modules, it means that they’re going to take our data warehouse model. If they take a build approach only to start, they’re going to build their own data warehouse, or they are going to do it on their — you know, on an existing data warehouse? And I think after that, if you have a different warehouse more than ours, it’s much harder to plug in our other modules.

So, in general, I would say buying a few modules is a way to get more modules in the future, if a customer buys Dashboard Managers, I think we still have opportunities to sell other components of application foundation, like the predictive analysis capabilities, the statistics process control, the segmentations and so on. We also now have Performance Manager, that is a new module that comes on top of Dashboard Manager. So there’s lots of revenue opportunity on top of Dashboard Manager, and it’s a great entry point for us.

Ross McMillan - Morgan Stanley

Great. One quick follow-up. Just wanted to check something. Am I right in thinking if I’m a web intelligence customer on a prior to E-6 release, if I’m going to go to 6, I’m actually paying incrementally than if I’m going with a new-client version of the product?

Bernard Liautaud - Business Objects - Chairman and CEO

Make sure I understand. If you are web intelligence customer and you are moving up to E-6?

Ross McMillan - Morgan Stanley

Yeah. An effect equivalent web intelligence, but obviously in E-6, I’m apparently getting better functionality.

Bernard Liautaud - Business Objects - Chairman and CEO

Yeah, you’re not paying.

Ross McMillan - Morgan Stanley

Okay.

Bernard Liautaud - Business Objects - Chairman and CEO

You’re not paying. If you — Enterprise 6, the web component of Enterprise 6 is the upgrade of web intelligence, although there’s a lot more functionality, a lot more new code. You get it for free with your maintenance.

Ross McMillan - Morgan Stanley

Great.

Bernard Liautaud - Business Objects - Chairman and CEO

Thank you.

Ross McMillan - Morgan Stanley

Thanks.

Operator

Ladies and gentlemen, we have time for two more questions. Your next question comes from Frank Sparacino of First Analysis.

Frank Sparacino - First Analysis Securities Corp.

Hi, Jim, could you give us the average deal size for the seven contracts over a million, or just similar detail on how large some of the deals were?

Jim Tolonen - Business Objects - CFO, SVP

Sure. Just give me a second here to find that one. Do you have another question while I’m looking that one up? I’ve got it here. A million-four average deal size. So a good range between just over a million to well over 2 million.

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Frank Sparacino - First Analysis Securities Corp.

Okay. Next question for John, getting back to the Wells Fargo, and some of the EPM wins, just for clarification purposes, were these customers that had originally purchased Adatum that obviously included Business Objects, and you went back into upsell more BI?

John Olsen - Business Objects - President and COO

They had purchased Adatum before, but it was a — you know, a new competition for, you know, a new project on top of Adatum. So I don’t — it was brand-new projects where we both walked into the door, Cognos, us and others, with even footing. If that’s what you’re asking.

Frank Sparacino - First Analysis Securities Corp.

Okay. I guess — you weren’t installed, though — it wasn’t existing —

John Olsen - Business Objects - President and COO

Not for those projects. I’m only hedging, because I don’t know — those are big organizations that we talked about for Wells Fargo. We may be in other parts of Wells Fargo, but not in that project for sure. For Tractor Supply, we were nowhere. In Tractor Supply, it’s a brand-new customer.

Frank Sparacino - First Analysis Securities Corp.

Jim, real quick, going back to the guidance, your guidance implies that operating expenses or expenses in total on a sequential basis are down rather meaningful, you know, Q2 to Q3. Is that, you know, simply — what is that based on, currency, what else?

Jim Tolonen - Business Objects - CFO, SVP

I think the answer depends on where we are in the range.

Frank Sparacino - First Analysis Securities Corp.

Well, even at the high end of the range, in order to hit — if I’m at 124 million in revenue, to come to 17 cents —

Jim Tolonen - Business Objects - CFO, SVP

Right. The objective would be that if revenues are down, expenses should be down, some of that is variable, some of it’s because it’s summer and a lot of people are taking vacations against accrued vacation but salaries drop. Other things as well, but the seasonality has impact on both revenue and expense.

Frank Sparacino - First Analysis Securities Corp.

Okay, thanks.

Jim Tolonen - Business Objects - CFO, SVP

Sure.

Operator

Your last question comes from Tad Piper of US Bancorp Piper Jaffray.

Katrina Fallon - Piper Jaffray

Hi, this is Katrina Fallon in for Tad Piper. I have a couple of quick questions, and then a little bit more product detail that I’m looking for. The head count, was that still 2,145 or did you give out that number this time?

Jim Tolonen - Business Objects - CFO, SVP

Good question. We didn’t give it out. It’s very close. 2,148.

Katrina Fallon - Piper Jaffray

2,148. Okay. I was wondering the patent settlement that you’re receiving every quarter, that ends in June 2004, is that correct?

Jim Tolonen - Business Objects - CFO, SVP

That’s correct. 1.7 million a quarter through however many quarters.

Katrina Fallon - Piper Jaffray

Okay, so it’s still — that is — you will receive that payment in the June quarter of ‘04?

Jim Tolonen - Business Objects - CFO, SVP

That’s correct.

Katrina Fallon - Piper Jaffray

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BOBJ - Q2 2003 Business Objects Earnings Conference Call

Okay, great. And I wanted a little bit more on the development cycle. You talked about Enterprise 6.1 is due out in September, and then how Performance Manager was really the first product in the Sundance suite. When can we expect more products in that Sundance group of products? You know, do you have some kind of release schedule or product names or functionalities that you’re working on?

Bernard Liautaud - Business Objects - Chairman and CEO

Yes, I mentioned from previous calls that there were two products that would come out of Sundance. One is Performance Manager, and another product called Intelligence Manager. This product will come out probably in end of Q3, beginning of Q4. This coming six months. So that’s still slated for delivery, in a few months, and then afterwards, these are the two only parts coming out of the Sundance research project, so afterward, you will see regular upgrades of these two products.

Katrina Fallon - Piper Jaffray

Okay. Great. And then, I guess just one follow-up on some of the pricing questions. One of your competitors is offering some financial discounts, trying to, I think, benefit from some of the mergers and acquisitions going on in the space between yourselves and Hyperion and Brio, et cetera. Do you have any response to that, or is it a last-ditch effort to try to, you know, gain some effort from what they might see as an increasing competitive industry?

John Olsen - Business Objects - President and COO

Who —

Katrina Fallon - Piper Jaffray

This is Actuate.

John Olsen - Business Objects - President and COO

Oh, well, gee — [ Laughter ] Whatever they’re doing, good luck to them.

Katrina Fallon - Piper Jaffray

Yeah.

John Olsen - Business Objects - President and COO

We don’t see that as — it just is immaterial as to what they’re doing.

Bernard Liautaud - Business Objects - Chairman and CEO

Yeah, I mean, you know, these programs work only if a customer is certainly fearing for their investment, and I think, you know definitely in our case, that won’t be very attractive for customers of either Business Objects or Crystal Decisions. Both companies have, first of all, very strong and happy and loyal customer base, both companies have invested — investing in their product lines, and we’ve been very clear about the fact that we are going to, you know, support both product lines, so creating right now an offer for customers to switch to another product, which has not been very successful in the market. I’m not sure we can be very attractive.

John Olsen - Business Objects - President and COO

And just, on a tactical basis, out in the field, Business Objects sales organizations does not see Actuate as a competitor. And in the Crystal organization, after traveling around with them for the past couple of weeks, you know, that used to be a competitor for them, but it’s not really a big competitor for them anymore.

Katrina Fallon - Piper Jaffray

Okay. And are you seeing Report.net as a competitor from Cognos?

John Olsen - Business Objects - President and COO

No, as far as we know, it’s not even out.

Katrina Fallon - Piper Jaffray

Yeah, they said they’ve actually — they have it on the market and have 100 selling cycles in play, but it hasn’t been officially launched yet. So you’re not seeing it as — you’re not seeing it yet? Type thing?

John Olsen - Business Objects - President and COO

Not yet.

Bernard Liautaud - Business Objects - Chairman and CEO

I think we’ve seen in the — you know, in these benchmarks that we talked about earlier, where we going to beat them on the performance front, we were expecting them to come out with Report.net, which is reportedly the best product ever on all fronts, and they didn’t bring it out.

Katrina Fallon - Piper Jaffray

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FINAL TRANSCRIPT

BOBJ - Q2 2003 Business Objects Earnings Conference Call

Right, okay. Thank you very much. A good quarter.

Bernard Liautaud - Business Objects - Chairman and CEO

Thank you.

John Olsen - Business Objects - President and COO

Thanks.

Operator

I would now like to turn the conference back over to management for closing remarks.

Bernard Liautaud - Business Objects - Chairman and CEO

Okay, well, once again, thank you for joining us today. Again, we’re pleased with our performance in our progress across many fronts. Our revenue’s growing, our financial performance continues to strengthen. Enterprise 6 is showing very good momentum, and we’re very excited about the upcoming combination with Crystal Decisions. So we appreciate your support, and look forward to talking with you again soon. Thank you.

John Olsen - Business Objects - President and COO

Thanks.

Operator

This concludes today’s conference call. You may now disconnect.

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Additional Information About the Proposed Acquisition and Where to Find It

Business Objects and Crystal Decisions intend to file with the SEC a joint proxy statement/prospectus/information statement and other relevant materials in connection with the proposed acquisition of Crystal Decisions by Business Objects. The joint proxy statement/prospectus/information statement will be mailed to the security holders of Business Objects and Crystal Decisions. Investors and security holders of Business Objects and Crystal Decisions are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available because they will contain important information about Business Objects, Crystal Decisions and the proposed acquisition. The joint proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition of Crystal Decisions by Business Objects and Crystal Decision’s strategic and operational plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, that the closing may be delayed or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the reaction of customers of Crystal Decisions and Business Objects to the transaction; Business Objects’ ability to successfully integrate Crystal Decisions’ operations and employees; Business Objects’ ability to transition Crystal Decisions’ customers; the introduction of new products by competitors or the entry of new competitors into the markets for Crystal Decisions and Business Objects products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Crystal Decisions’ business and financial results is included in Crystal Decisions’ Annual Report on Form 10-K for the fiscal year ended June 28, 2002, Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003 and Crystal Decisions’ Registration Statement on Form S-1 and all amendments thereto, initially filed by Crystal Decisions on May 23, 2003, including (without limitation) under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. Crystal Decisions assumes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.